Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release:
November 14, 2011 ~ 10:00 a.m.

Chemung Financial Reports 3rd Quarter and Year-to-Date Earnings

Chemung Financial Corporation today reported third quarter 2011 unaudited net income of $3.291 million compared to year-earlier results of $2.551 million, an increase of $740 thousand or 29.0%.  Earnings per share for the quarter totaled $0.71, unchanged from a year ago on 1,035,115 additional average shares outstanding resulting principally from the Corporation’s acquisition of Fort Orange Financial Corp. (“FOFC”) and its banking subsidiary Capital Bank & Trust Company (“Capital Bank”) on April 8th of this year.  The improvement in third quarter net income is attributed to this acquisition, as during the third quarter of this year Capital Bank contributed an estimated $1.199 million in net income or $0.26 per share.

Net income for the first nine months of 2011 totaled $7.576 million, up $522 thousand or 7.4% compared to last year.  Earnings per share for the first nine months of this year totaled $1.76 compared to $1.96 for the corresponding period last year, a decrease of 10.2% on 693,275 additional average shares outstanding.  Included in these numbers are one-time acquisition related costs recognized this year totaling $2.244 million.  Excluding these costs, net income for the first nine months of this year would have totaled approximately $9.031 million or $2.10 per share with the Capital Bank acquisition contributing an estimated $2.314 million or $0.54 per share.

In a prepared statement released this morning, Ronald M. Bentley, President & CEO, stated:

“I am very pleased to report on both our third quarter and first nine months results.  As previously mentioned, on Friday, April 8th we completed our acquisition of the Albany, N.Y. based FOFC and its subsidiary bank, Capital Bank, and on Monday, April 11th the five branch offices acquired in that transaction opened for business as Capital Bank, a division of Chemung Canal Trust Company.  We have been extremely pleased with this transition to a new market which has had a very positive impact on our third quarter and year-to-date results, with this acquisition being immediately accretive to earnings when you exclude one-time transaction costs.  We are also pleased with the level of new loan
--  more  --
opportunities coming out of this region.  With the completion of this acquisition, Chemung Financial Corporation now has nearly $1.3 billion in total assets and 28 offices located in eight New York counties, as well as Bradford County in Pennsylvania.

Third quarter net interest income of $11.844 million was $3.162 million or 36.4% higher than the third quarter of last year with the net interest margin increasing 33 basis points to 4.11%.  This increase was due principally to the Capital Bank acquisition which resulted in a significantly higher level of average earning assets compared to the third quarter of last year, as well as a decrease in the cost of average interest bearing liabilities and an increase in the yield on average earning assets.

A $208 thousand increase in the provision for loan losses as compared to the third quarter of last year was due to an increase in specific allocations for impaired loans, somewhat offset by improved credit quality in the remainder of the loan portfolio, as well as lower net charge-offs, and reflects management’s assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality, current economic conditions and loan growth.

Non-interest income for the third quarter of 2011 was $81 thousand or 1.9% higher than the third quarter of last year due principally to increases in net gains on securities transactions and check card interchange fee income, offset in part primarily by a decrease in Wealth Management Group fee income.

Operating expenses were $1.734 million or 19.5% higher than last year impacted to a large extent by expenses at the new offices acquired.  The increase in operating expenses was reflected primarily in increases in compensation and benefits, net occupancy costs, data processing and amortization of intangible assets.

Net interest income for the first nine months of 2011 totaling $31.841 million was $5.868 million or 22.6% higher than last year, with the net interest margin increasing 20 basis points to 4.02%.  As was the case with third quarter results, we attribute this increase to an increase in average earning assets resulting from the Capital Bank acquisition, as well as to a decrease in the cost of interest bearing liabilities, somewhat offset by a decrease in the yield on average earning assets.

Despite an increase in specific allocations for impaired loans, the year-to-date provision for loan losses decreased $292 thousand due to overall credit quality improvement in the remainder of the loan portfolio, as well as a decrease in net charge-offs.

Year-to-date non-interest income was up $513 thousand or 4.0% due in part to increases in gains on securities transactions and revenue from our equity investment in Cephas Capital Partners, L.P.  Other factors included a decrease in other-than-temporary impairment charges on trust preferred securities pools and increases in check card
--  more  --

interchange fee income and revenue at CFS Group, Inc., with these increases offset in part by decreases in Wealth Management Group fee income and service charges.

Similar to third quarter results, and for reasons noted above, excluding the previously mentioned one-time acquisition costs, all other operating expenses were $3.475 million or 12.6% higher than last year.

Since year-end 2010, total assets have increased $307.6 million or 32.1% to $1.266 billion, due in large part to the Capital Bank acquisition.  Total loans were up $174.8 million, including $173.4 million related to the Capital Bank acquisition, while total deposits increased $255.8 million or 32.5% to $1.042 billion, with $177.8 million of this increase attributed to the Capital Bank acquisition.  Capital at September 30, 2011 totaled $128.7 million compared to $97.4 million at year-end 2010.  This increase is attributed principally to the issuance of 1,009,942 shares of common stock to acquire the common shares of former FOFC shareholders, resulting in an increase in common stock and additional paid-in-capital totaling $23.7 million, as well as to increases in accumulated other comprehensive income and retained earnings.  All bank capital ratios are in excess of those required to be considered well-capitalized.”

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the holding company for Chemung Canal Trust Company, a full service community bank with full trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest active independent bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.  CFS Group, Inc. was founded in 2001.
--  30 --

**************************************

The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially.